AMENDMENT #1 TO OFFER OF EMPLOYMENT LETTER

This Amendment #1 (“Amendment #1”) to the Offer of Employment Letter by and between Delta Three Israel, Ltd. (the “Company”) and Ziv Zviel (“Executive”), dated as of June 18, 2009 (the “Offer of Employment Letter”), is dated May 13, 2010.

Recitals:

WHEREAS, the Company and Executive entered into the Offer of Employment Letter and now wish to enter into this Amendment #1 to amend the Offer of Employment Letter as set forth below;

NOW, THEREFORE, in consideration of the foregoing recital and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Effective as of May 5, 2010, all references to “Base Salary” in the Offer of Employment Letter shall be deemed to refer to $11,000 per month.

2.           The sentence “For example, if your Base Salary (as indicated in the table above) is 36,000 NIS (at an exchange rate of 4 NIS for $1.00) and the car lease cost is 4,000 NIS per month, your reduced monthly Base Salary will be 32,000 NIS” found on page 2 of the Offer of Employment Letter is hereby deleted in its entirety and replaced with the following:

“For example, if your Base Salary (as indicated in the table above) is 44,000 NIS (at an exchange rate of 4 NIS for $1.00) and the car lease cost is 4,500 NIS per month, your reduced monthly Base Salary will be 39,500 NIS.”

3.           Except as expressly provided in this Amendment #1, all of the terms and conditions of the Offer of Employment Letter remain unchanged, and the terms and conditions of the Offer of Employment Letter remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment #1 as of the date first set forth above.

DELTA THREE ISRAEL, LTD.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: Chief Executive Officer and President

/s/ Ziv Zviel
Ziv Zviel